Exhibit 5.1
Nason, Yeager, Gerson White & Lioce, P.A.
1645 Palm Beach Lakes Blvd., Suite 1200
West Palm Beach, FL 33401

June 19 , 2015

Spiral Energy Tech., Inc.
5510 Merrick Road
Massapequa, NY 11758
Attention: Ezra Green, Chief Executive Officer

Re:  Spiral Energy Tech., Inc. / Form S-1

Dear Mr. Green:

You have requested our opinion with respect to certain matters in connection with the filing by Spiral Energy Tech., Inc. (the “Registrant”) of a Registration Statement on Form S-1, as amended (the “Registration Statement”), with the Securities and Exchange Commission (the “Commission”) covering 3,411,170 shares of the Registrant’s common stock, par value $0.0001 per share, consisting of up to 3,411,170 shares of the Registrant’s common stock (the “Shares”) which may be offered by the selling shareholders identified in the Registration Statement.

In connection with this opinion, we have examined such documents and such matters of fact and law as we have deemed necessary as a basis for this opinion.  We have assumed the genuineness and authenticity of all documents submitted to us as originals, the conformity to originals of all documents submitted to us as copies thereof, and the due execution and delivery of all documents where due execution and delivery are a prerequisite to the effectiveness thereof.

The opinions expressed herein are limited to the Chapter 78 of the Nevada Revised Statutes of the State of Nevada, as currently in effect, and we express no opinion as to the effect of any other law of the State of Nevada or the laws of any other jurisdiction.

Subject to the foregoing and in reliance thereon, it our opinion that the Shares are validly issued, fully paid and nonassessable securities of the Registrant.

We consent to the filing of this opinion as an exhibit to the Registration Statement.  In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act of 1933 or the rules and regulations of the Commission.

This opinion is solely for your benefit and may not be relied upon by any person without our prior written consent.

Very truly yours,

/s/ Nason, Yeager, Gerson White & Lioce, P.A.

Nason, Yeager, Gerson White & Lioce, P.A.